FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 4, 2006

BAYWOOD INTERNATIONAL, INC.

(Exact Name or Registrant as Specified in Its Charter)

Nevada	000-22024	77-0125664
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14950 North 83rd Place, Suite 1, Scottsdale, Arizona 85260
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (480) 951-3956

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement

On December 29, 2005, Baywood International, Inc.’s (“Baywood”) majority-owned subsidiary, EpiPharma, Inc. (“EpiPharma”), Strategic Healthcare Systems, Inc. (“SHS”) and the stockholders of SHS (the “Selling Stockholders”) signed a definitive Securities Purchase Agreement and Plan of Reorganization (the “Agreement”). Under this Agreement, the Selling Stockholders sold, and EpiPharma purchased, all of SHS’s outstanding shares of capital stock, in exchange for an aggregate of 95,000,000 shares of EpiPharma’s common stock.

Contemporaneous with such payment, Baywood agreed to exchange 95,000,000 shares of EpiPharma’s common stock held by Baywood in exchange for 500,000 shares of EpiPharma’s Series A Preferred Stock, par value $.001 per share (the “Preferred Stock”). Each share of Preferred Stock is convertible into 30 shares of EpiPharma’s common stock, is entitled to receive dividends when and if declared by the Board of Directors of EpiPharma, is redeemable for $0.60 per share and, in the event of liquidation or dissolution of EpiPharma, has liquidation rights of $0.001 per share.

Furthermore, in connection with the Agreement, Neil Reithinger has agreed to resign all of his positions as an officer of EpiPharma, including, without limitation, his position as President and Karl Rullich has agreed to resign all of his positions as an officer and director of EpiPharma, including, without limitation, his positions as Vice President, Secretary and Treasurer. Concurrently with Mr. Reithinger’s and Mr. Rullich’s resignations of their positions within EpiPharma, the board of directors of EpiPharma has appointed Albert Gomez, M.D. as Chairman of the Board, President, Chief Executive Officer and Treasurer and Andy Mercer as Secretary. Mr. Reithinger will remain a Director of EpiPharma.

Item 8.01 - Other Events.

On January 4, 2006, EpiPharma issued a press release reporting that it has signed a definitive Securities Purchase Agreement and Plan of Reorganization with Strategic Healthcare Systems, Inc. (“SHS”) and the stockholders of SHS.

Item 9.01 - Financial Statements and Exhibits

Exhibit 99.1 - Press release from EpiPharma, Inc., dated January 4, 2006 titled “EpiPharma Closes Acquisition of Strategic Healthcare Systems, Inc.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAYWOOD INTERNATIONAL, INC.

Dated: January 4, 2006	/s/ Neil Reithinger
Neil Reithinger
President, Chief Executive Officer and Principal Accounting Officer